410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A
News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Highest Third Quarter Results on Record

CHICAGO-(June 5, 2025) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its third quarter and first nine-months of fiscal year 2025.

	Third Quarter			Year to Date
(in thousands, except per share amounts)	Ended April 30,			Ended April 30,
	2025	2024	Change	2025	2024	Change
Consolidated Results
Net Sales	$115,501	$106,779	8%	$360,360	$323,885	11%
Operating Income *	$13,904	$10,432	33%	$52,576	$38,753	36%
Net Income	$11,644	$7,777	50%	$40,941	$30,901	32%
EBITDA †	$20,248	$14,997	35%	$68,631	$51,614	33%
Diluted EPS - Common ‡	$0.80	$0.53	51%	$2.81	$2.13	32%
Business to Business
Net Sales	$42,678	$36,196	18%	$134,509	$111,591	21%
Segment Operating Income	$13,382	$10,605	26%	$44,814	$32,713	37%
Retail and Wholesale
Net Sales	$72,823	$70,583	3%	$225,851	$212,294	6%
Segment Operating Income	$9,709	$10,872	(11)%	$34,414	$34,080	1%
* Includes unallocated corporate expenses.
† Please refer to Reconciliation of Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.
‡ Prior year per share figures have been updated to reflect the stock-split.
Daniel S. Jaffee, President and Chief Executive Officer, stated, “The strength of our diverse product portfolio helped us achieve our highest third quarter net sales, gross profit and net income on record. The combination of our recently acquired crystal cat litter business along with significant demand for agricultural and renewable diesel products played a key role in driving our solid performance. Though we faced some headwinds in clay-based cat litter during the quarter, our focus on growing the lightweight litter segment remains strong. This segment is experiencing accelerated growth compared to the cat litter category as a whole, and I believe we will reap long-term benefits from this trend. During the third quarter of fiscal 2025, our ongoing efforts to create value from sorbent minerals proved successful as we reported the 13th consecutive quarter of year-over-year gross profit improvement. As we move into the fourth quarter of our fiscal year, we continue to prioritize strategic growth and execution with unwavering dedication to our loyal customers.”

Consolidated Results
Consolidated net sales for the third quarter of fiscal 2025 reached $115.5 million, or an 8% gain over the same period in the prior year. This marks the 16th consecutive quarter of year-over-year sales growth. This increase was the combination of 4% organic growth and an additional 4% resulting from the acquisition of our subsidiary, Ultra Pet Company, Inc. Revenue gains were driven by a favorable product mix, elevated volumes, and higher prices.

Consolidated gross profit of $33.0 million was achieved during the third quarter of fiscal year 2025, demonstrating a 10% gain over the prior year. Gross margins were 28.6% in the third quarter of fiscal year 2025 compared to 28.2% in the same period in fiscal year 2024. This marks the 11th consecutive quarter of year-over-year gross margin expansion. Domestic cost of goods sold per ton increased by 5% compared to last year, driven by higher material and freight costs, partially offset by lower packaging costs.

Selling, general and administrative expenses (“SG&A”) were $19.1 million during the third quarter of fiscal 2025 compared to $19.7 million for the same period last year. This $600,000, or 3%, decrease was driven by non- recurring Ultra Pet acquisition-related transaction costs in the third quarter of fiscal year 2024.

Consolidated operating income increased to $13.9 million, or by 33%, in the third quarter of fiscal year 2025 compared to last year. Improved sales combined with lower SG&A expenses drove this increase.

Total other income, net was $300,000 for the three months ended April 30, 2025, compared to ($300,000) in the same period last year. This $600,000 increase was mainly due to unrealized gains from foreign currency translations.

During the third quarter of fiscal 2025, income tax expense was $2.6 million compared to $2.4 million in the prior year. This increase was primarily driven by higher pre-tax income, partially offset by a lower estimated annual tax rate (“ETR”). The ETR was 18% as of the third quarter of fiscal year 2025 compared to 23% as of the third quarter of fiscal year 2024.

Consolidated net income for the third quarter of fiscal year 2025 was $11.6 million, reflecting a 50% increase compared to the same period last year. Moreover, EBITDA increased by 35% to $20.2 million, demonstrating Oil-Dri's strong operational performance.

Cash and cash equivalents as of April 30, 2025, grew to $36.5 million from $23.5 million at the end of fiscal year 2024. The increase in cash was driven by higher net income during the current period. In the third quarter of fiscal year 2025, Oil-Dri continued its significant investment in manufacturing infrastructure improvements and dividend distribution.

Product Group Review
The Business to Business (“B2B”) Products Group’s third quarter of fiscal year 2025 revenues were $42.7 million, or 18% greater than the prior year. This positive growth was driven by strong performance from agricultural and fluids purification products. During the third quarter of fiscal 2025, revenues from the Company’s agricultural business reach an all-time high of $11.6 million, or 43% greater than last year. The increase was due to renewed demand from key customers, as purchasing patterns normalized following the resolution of prior year inventory surpluses. Sales of fluids purification products reached $25.3 million, representing a 13% increase compared to the prior year. This growth was due to elevated revenues of renewable diesel products resulting from continued renewable diesel capacity expansion in the United States. Amlan International, the Company’s animal health business, generated $5.8 million in sales during the third quarter of fiscal year 2025. Though revenues remained flat compared to last year, the Company remains focused on optimizing its distribution strategy domestically and abroad.

Third quarter of fiscal year 2025 SG&A costs within the B2B Products Group increased by $300,000, or 8%, compared to the same period last year.

Operating income for the B2B Products Group was $13.4 million in the third quarter of fiscal year 2025 compared to $10.6 million in the same period of fiscal year 2024, reflecting an increase of 26%. This notable growth can be attributed to higher sales within the operating segment.

The Retail and Wholesale (“R&W”) Products Group’s third quarter revenues reached $72.8 million, a 3% increase over the prior year. This gain was driven by the acquisition of Ultra Pet, which contributed $4.8 million in sales from both branded and private label crystal litter products. Excluding the impact of the acquisition, organic sales within the operating segment decreased by 4%. Total domestic clay-based cat litter revenues, excluding the Company’s co-packaged coarse cat litter business, were $48.0 million, or 6% less than the prior year. This decrease was primarily due to a reduction in private label distribution and several customer bankruptcies. An increase in promotional activity by competitors likely also had a negative impact on Oil-Dri’s clay-based litter sales. During the third quarter of fiscal 2025, revenues of co-packaged coarse cat litter decreased by 2% versus last year, due to slightly softer volumes. Domestic industrial and sports products sales reached $12.3 million in the third quarter of fiscal 2025, or 5% higher than the same period in the prior year. This increase was driven by both the net effect of higher pricing to offset elevated costs and new distribution at a national retailer. The Company’s Canadian subsidiary experienced sales increases as a result of elevated revenues of cat litter products, partially offset by foreign exchange losses.

During the third quarter of fiscal 2025, SG&A expenses within the R&W Products Group increased by $1.0 million, or 21%, over the prior year. This increase was driven by incremental SG&A expenses related to the recently acquired crystal cat litter business. These elevated costs were partially offset by a decrease in advertising expenses. Oil-Dri expects advertising costs for the full fiscal year 2025 to be lower than fiscal year 2024.

Operating income for the R&W Products Group was $9.7 million in the third quarter of fiscal year 2025 compared to $10.9 million in the prior year, reflecting an 11% decrease. Higher operating costs offset the increase in net sales in the quarter.

The Company will host its third quarter of fiscal year 2025 earnings discussion via a live webcast on Friday, June 6, 2025 at 10:00 a.m. Central Time. Participation details are available on the Company’s website’s Events page.
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“Oil-Dri”, “Amlan”, and “Ultra” are registered trademarks of Oil-Dri Corporation of America and its subsidiaries.

About Oil-Dri Corporation of America
Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals.

Forward-Looking Statements
Certain statements in this press release may constitute forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are based on management’s current expectations, estimates, forecasts, assumptions and projections about future events, our future performance, the future of our business, our plans and strategies, projections, anticipated trends, the economy and other future developments and their potential effects on us. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Forward-looking statements can be identified by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” “strive,” and similar references to future periods.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements, including, but not limited to, those described in our most recent Annual Report on Form 10-K and from time to time in our other filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Non-GAAP Financial Measures
To supplement our consolidated financial statements prepared in accordance with generally accepted accounting principles (“GAAP”), we provide certain non-GAAP financial measures in this press release as supplemental financial metrics. In particular, EBITDA is a non-GAAP financial measure provided herein. We provide a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below.

The non-GAAP financial measures we use may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared and reported in accordance with GAAP. We believe that certain non-GAAP measures may be helpful to investors and others in understanding and evaluating our operating results, and we urge investors to review the reconciliation of non-GAAP financial measures to the comparable GAAP financial measures included in this release, and not to rely on any single financial measure to evaluate our business.

Contact:
Leslie A. Garber
Director of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Third Quarter Ended April 30,
	2025	% of Sales	2024	% of Sales
Net Sales	$115,501	100.0%	$106,779	100.0%
Cost of Goods Sold	(82,479)	(71.4)%	(76,642)	(71.8)%
Gross Profit	33,022	28.6%	30,137	28.2%
Selling, General and Administrative Expenses	(19,118)	(16.6)%	(19,705)	(18.5)%
Operating Income	13,904	12.0%	10,432	9.8%
Other Income (Expense), Net	344	0.3%	(294)	(0.3)%
Income Before Income Taxes	14,248	12.3%	10,138	9.5%
Income Taxes Expense	(2,604)	(2.3)%	(2,361)	(2.2)%
Net Income	11,644	10.1%	7,777	7.3%

Net Income Per Share: Basic Common	$0.86		$0.58
Basic Class B	$0.65		$0.43
Diluted Common	$0.80		$0.53
Diluted Class B	$0.65		$0.43
Avg Shares Outstanding: Basic Common	9,907		9,824
Basic Class B	4,002		3,961
Diluted Common	13,909		13,785
Diluted Class B	4,002		3,961

Note all prior period share and per-share data has been updated to reflect the stock-split.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Nine Months Ended April 30,
	2025	% of Sales	2024	% of Sales
Net Sales	$360,360	100.0%	$323,885	100.0%
Cost of Goods Sold	(252,110)	(70.0)%	(231,815)	(71.6)%
Gross Profit	108,250	30.0%	92,070	28.4%
Selling, General and Administrative Expenses	(55,674)	(15.4)%	(53,317)	(16.5)%
Operating Income	52,576	14.6%	38,753	12.0%
Other Expense, Net	(1,866)	(0.5)%	(1,103)	(0.3)%
Income Before Income Taxes	50,710	14.1%	37,650	11.6%
Income Taxes Expense	(9,769)	(2.7)%	(6,749)	(2.1)%
Net Income	40,941	11.4%	30,901	9.5%

Net Income Per Share: Basic Common	$3.03		$2.29
Basic Class B	$2.28		$1.72
Diluted Common	$2.81		$2.13
Diluted Class B	$2.28		$1.72
Avg Shares Outstanding: Basic Common	9,882		9,749
Basic Class B	3,991		3,949
Diluted Common	13,873		13,698
Diluted Class B	3,991		3,949

Note all prior period share and per-share data has been updated to reflect the stock-split.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
	As of April 30,	As of July 31,
	2025	2024
Current Assets
Cash and Cash Equivalents	$36,475	$23,481
Accounts Receivable, Net	65,517	62,171
Inventories, Net	56,531	54,236
Prepaid Expenses and Other Assets	4,903	7,270
Total Current Assets	163,426	147,158
Property, Plant and Equipment, Net	139,837	137,796
Other Assets	66,280	69,651
Total Assets	$369,543	$354,605

Current Liabilities
Current Maturities of Notes Payable	$1,000	$1,000
Accounts Payable	13,177	15,009
Dividends Payable	2,105	2,096
Other Current Liabilities	41,374	48,572
Total Current Liabilities	57,656	66,677
Noncurrent Liabilities
Long-term debt	39,807	49,774
Other Noncurrent Liabilities	25,221	27,566
Total Noncurrent Liabilities	65,028	77,340
Stockholders' Equity	246,859	210,588
Total Liabilities and Stockholders' Equity	$369,543	$354,605

Book Value Per Share Outstanding	$17.79	$15.35

Note all prior period share and per-share data has been updated to reflect the stock-split.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Nine Months Ended
	April 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$40,941	$30,901
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	16,391	13,619
Increase in Accounts Receivable	(3,816)	(793)
Increase in Inventories	(2,547)	(2,972)
Decrease (Increase) in Prepaid Expenses	1,234	(3,708)
Increase (Decrease) in Accounts Payable	495	(1,006)
Decrease in Accrued Expenses	(2,268)	(3,940)
Other	4,558	4,828
Total Adjustments	14,047	6,028
Net Cash Provided by Operating Activities	54,988	36,929

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(24,483)	(23,717)
Acquisition of Business	(115)	—
Proceeds from sale of property, plant and equipment	89	181
Net Cash Used in Investing Activities	(24,509)	(23,536)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	—	10,000
Payments on Revolving Credit Facility	(10,000)	—
Dividends Paid	(6,290)	(5,848)
Purchases of Treasury Stock	(2,233)	(2,690)
Net Cash (Used In) Provided by Financing Activities	(18,523)	1,462

Effect of exchange rate changes on Cash and Cash Equivalents	38	212

Net Increase in Cash and Cash Equivalents	11,994	15,067
Cash and Cash Equivalents, Beginning of Period	24,481	31,754
Cash and Cash Equivalents, End of Period	$36,475	$46,821

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
	Third Quarter		Year to Date
	Ended April 30,		Ended April 30,
	2025	2024	2025	2024
GAAP: Net Income	$11,644	$7,777	$40,941	$30,901
Depreciation and Amortization	$5,574	$4,765	$16,391	$13,619
Interest Expense	$548	$379	$1,888	$1,102
Interest Income	$(122)	$(285)	$(358)	$(757)
Income Tax Expense	$2,604	$2,361	$9,769	$6,749
EBITDA	$20,248	$14,997	$68,631	$51,614